Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-00651 and No. 333-61920) pertaining to the IT Corporation Retirement Plan of our report dated May 18, 2001, with respect to the financial statements and schedule of the IT Corporation Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2000.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
June 25, 2001